                                                                    Exhibit 99.1

                                                                 (QUESTCOR LOGO)

FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                            INVESTORS AND MEDIA:
Questcor Pharmaceuticals, Inc.                              Investor Relations
Charles J. Casamento                                        510/400-0706
Chairman, President & CEO
Timothy E. Morris, CFO
510/400-0700

                    QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
                  THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

   Questcor reports net income of $324,000 on total revenues of $4,570,000 in the fourth quarter of 2003

UNION CITY, CA - MARCH 3, 2004 -- QUESTCOR PHARMACEUTICALS, INC. (AMEX:QSC), a specialty pharmaceutical company that acquires, develops, markets and sells brand name prescription drugs through a U.S. direct sales force and international commercialization partners, announced today financial results for the fourth quarter and the year ended December 31, 2003. Questcor reported total revenues of $4,570,000 in the fourth quarter of 2003, an increase of 15% over the third quarter of 2003, and net income of $324,000. This is the first time since Questcor's merger with RiboGene, Inc. in November 1999 that it has reported a profit. Questcor also reported non-GAAP earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures (defined by Questcor as "EBITDA") of $862,000 in the fourth quarter of 2003.

FISCAL YEAR 2003 ACCOMPLISHMENTS

The year ended December 31, 2003 was marked by a number of achievements by Questcor. Some of the accomplishments included:

      - Generating a profit in the fourth quarter of 2003: In the fourth quarter of 2003, Questcor reported net income of $324,000.

      - Three consecutive quarters of increasing revenues: In the first quarter of 2003, net product sales declined substantially as compared to the first quarter of 2002. Given this decline, Questcor took actions during 2003 which contributed to an increase of 22% in net product sales in the second quarter to $2,880,000. The net product sales again increased 37% in the third quarter to $3,943,000. The net product sales continued to increase and rose 13% to $4,470,000 for the fourth quarter of 2003, which were the highest quarterly net product sales ever reported by Questcor.

      - Achieving positive EBITDA in third and fourth quarter of 2003: In the fourth quarter, Questcor achieved positive EBITDA of $862,000 and, in the third quarter, positive EBITDA of $13,000. An increase in revenues from sales of Nascobal and cost containment measures allowed Questcor to achieve positive EBITDA in the third and fourth quarter of 2003.

      - Acquisition of Nascobal: In June 2003, Questcor purchased Nascobal (cyanocobalamin, USP) from Nastech Pharmaceutical Company. Nascobal is an intranasal gel formulation for the treatment of vitamin B-12 deficiency associated with Crohn's Disease, Multiple Sclerosis, HIV, and other diseases which contribute to a malabsorptive state. Questcor began shipping Nascobal in July 2003 and began promoting it through its internal sales force in October 2003. In August 2003, the FDA approved the use of Nascobal as first-line therapy for vitamin B-12 deficiency associated with Crohn's Disease, Multiple Sclerosis and HIV. In December 2003, Questcor and Nastech submitted a New Drug Application for the nasal spray formulation of Nascobal. The purchase of Nascobal represented Questcor's third product acquisition in two years.

      - Outsource of warehousing and distribution: In June 2003, Questcor outsourced certain of the functions previously handled at its Carlsbad facility. The decision to outsource these functions and close this facility has resulted in reduced expenses in the second half of 2003.

      - Establishment of a wholesale inventory reporting system: In March 2003, Questcor established a process to gain visibility over the inventory levels of certain of its products with the three largest drug wholesalers. Establishment of this system allows Questcor to monitor inventory levels more accurately than before.

      - Significant Progress on the Acthar Manufacturing Site Transfer: The first commercial lot of HP Acthar Gel from Questcor's new contract manufacturer for finished goods, Chesapeake Biological Laboratories ("CBL"), was shipped in September 2003. Questcor is now selling HP Acthar Gel produced by CBL. Questcor also entered into a manufacturing agreement with BioVectra dcl to manufacture the active pharmaceutical ingredient used in HP Acthar Gel.

      - Foreign distribution agreement: In November 2003, Questcor entered into an agreement with IDIS Limited, a company located in the United Kingdom, to distribute HP Acthar Gel, Nascobal and Ethamolin outside the United States on a named-patient basis.

"In 2003, we made significant progress, with three consecutive quarters of increasing revenues. The acquisition of Nascobal and the various cost containment measures implemented in the second quarter contributed to the Company being profitable in the fourth quarter. Demand for Nascobal, as measured by total prescriptions written and reported by an independent third party source, were up 7% in the fourth quarter as compared to the third quarter of 2003. We noted specific increases in total prescriptions written by gastroenterologists, bariatric surgeons and neurologists," stated Charles J. Casamento, Chairman, President and CEO of Questcor. "Based on the positive trends we saw in the fourth quarter of 2003, we will begin to focus our sales efforts in 2004 on the promotion of Nascobal. Using prescription data, we estimate that there were approximately 37 million injection dosages of vitamin B-12 prescribed in the United States during the past year. Our promotion efforts for Nascobal will focus on sub-specialties that are treating a subset of these patients. In 2004, we plan that our promotion of Acthar will be specific to child health neurologists who prescribe Acthar for Infantile Spasm and those neurologists who have been actively prescribing Acthar for the treatment of Multiple Sclerosis flares. Our goal for 2004 will be to increase total revenues and improve EBITDA as compared to 2003."

FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2003

Total revenues for the quarter ended December 31, 2003 were $4,570,000, an increase of $1,336,000, or 41%, from $3,234,000 for the quarter ended December 31, 2002. Net product sales for the quarter ended December 31, 2003 were $4,470,000, an increase of $1,536,000, or 52%, from $2,934,000 for the quarter ended December 31, 2002. This increase was due primarily to revenues from sales of Nascobal.

Net income for the quarter ended December 31, 2003 was $324,000 as compared to a net loss of $355,000 for the quarter ended December 31, 2002, an improvement of $679,000. Net income applicable to common stockholders was $129,000 for the quarter ended December 31, 2003, which is determined by deducting from net income the Series B Preferred Stock dividends of $195,000. Net loss applicable to common stockholders was the same as net loss for the quarter ended December 31, 2002, as there were no dividends in the fourth quarter of 2002. While Questcor experienced net income in the quarter ended December 31, 2003, we expect future quarterly results to fluctuate.

Questcor reported positive EBITDA of $862,000 in the fourth quarter of 2003, as compared to negative EBITDA of $17,000 in the fourth quarter of 2002.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003

For the year ended December 31, 2003, total revenues were $14,063,000 as compared to $14,677,000 for the year ended December 31, 2002, a decrease of $614,000, or 4%. Net product sales for the year ended December 31, 2003 were $13,655,000, a decrease of $164,000, or 1%, from $13,819,000 for the year ended
December 31, 2002. The decrease in net product sales was due primarily to decreases in net product sales of Ethamolin and Acthar, offset by sales of Nascobal, which was introduced in July 2003. Ethamolin net product sales in 2003 decreased by approximately one-half from net product sales in 2002. The decrease in Ethamolin sales was due primarily to a decrease in the market for sclerosing agents in general and the advanced buying of Ethamolin in mid-2002, after a pre-announced price increase. The decrease in Acthar net product sales was primarily the result of replacement of expired Acthar under our Exchange Policy during 2003. In addition, during the year ended December 31, 2002, Questcor shipped backorders outstanding at December 31, 2001 amounting to $334,000 for Acthar and $408,000 for Ethamolin.

Questcor incurred a net loss of $3,791,000 for the year ended December 31, 2003 as compared to a net loss of $2,785,000 for the year ended December 31, 2002, an increase of $1,006,000, or 36%. Net loss applicable to common stockholders for the year ended December 31, 2003 was $5,947,000, or $0.14 per share. In 2003, Questcor recorded dividends of $2,156,000, comprised of a non-cash dividend related to the beneficial conversion feature of the Series B Preferred Stock in the amount of $1,394,000, and cash dividends on the Series B Preferred Stock of $762,000. As there were no dividends in the year ending December 31, 2002, net loss applicable to common stockholders was the same as the net loss of $2,785,000, or $0.07 per share, for the year ended December 31, 2002.

OUTLOOK FOR 2004

For the year ended December 31, 2003, Acthar represented approximately 58% of net product sales, Nascobal represented approximately 15%, and the remaining products in the portfolio made up the remaining 27%. In 2004, due to a continued shift in promotional efforts toward Nascobal and the return of supply of Solu-Medrol, the primary competitive product to Acthar, we expect prescriptions for Acthar to drop below 2003 levels. In 2004, Acthar promotional efforts will be designed to support current prescribers of Acthar in neurology. Based on the positive prescription trends of Nascobal in Q4 of 2003, Questcor will add promotional resources to this growth product. As such, we expect revenue from Nascobal to increase in 2004 and become a larger percentage of our total sales. Pending the impact of any unforeseen events, operating expenses are expected to remain relatively stable in 2004 as compared to 2003. However, Questcor anticipates that its operating results will fluctuate quarter to quarter.

YEAR ENDED DECEMBER 31, 2003 CONFERENCE CALL

Questcor will be hosting a conference call to discuss these results on Wednesday, March 3, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or
(706) 679-3280 (international) and use conference ID number 5608244. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by CCBN and can be accessed at Questcor's website at www.questcor.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Wednesday, March 3, 2004 through 11:59 p.m. Eastern Time on Wednesday, March 10, 2004. Please call (800) 642-1687 (domestic) or (706) 645-9291
(international) and use conference ID number 5608244.

About Questcor

Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that acquires, develops, markets and sells brand name prescription drugs through a U.S. direct sales force and international commercialization partners. Questcor currently markets five products in the U.S.: HP Acthar(R) Gel, an injectable drug that is commonly used in treating patients with infantile spasm and is approved for the treatment of certain central nervous system disorders with an inflammatory component including the treatment of flares associated with Multiple Sclerosis; Nascobal(R), the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by MS and Crohn's Disease; Ethamolin(R), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil(R)-125, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3(TM), a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal
(GI) function. As part of a strategy to commercialize its products, Questcor has entered into several contractual relationships with public and private companies including: Ahn-Gook Pharmaceuticals of Korea; Aventis Pharmaceuticals Inc. of Bridgewater, NJ; Beacon Pharmaceuticals, Ltd. of Tunbridge Wells, Kent, United Kingdom; Dainippon Pharmaceutical Co. Ltd., of Osaka, Japan; Nastech Pharmaceutical Company Inc. of Bothell, WA; Orphan Australia of Melbourne, Australia and VSL Pharmaceuticals of Ft. Lauderdale, FL.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor's results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor's ability to accurately forecast the demand for each of their products, the gross margins achieved from the sale of those products, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor's distributors, the inventories carried by Questcor's distributors, and the expenses and other cash needs for the upcoming periods, Questcor's ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor's need for additional funding, uncertainties regarding Questcor's intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor's report on Form 10-K for the calendar year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor's prospects and future financial performance.

The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

                         Questcor Pharmaceuticals, Inc.
                 Selected Consolidated Balance Sheet Information
                                 (In thousands)

                                                               DECEMBER 31,    DECEMBER 31,
                                                                   2003          2002 (1)
                                                               (UNAUDITED)
                                                               ------------    ------------
Cash, cash equivalents and short-term investments              $      3,220    $      7,506
Working capital                                                       4,352           7,018
Total assets                                                         22,929          12,766
Long-term debt (including $4 million face value convertible
  debentures, net of deemed discount)                                 3,402           2,908
Preferred stock, Series A                                             5,081           5,081
Stockholders' equity                                                 10,578             496

(1) Derived from audited financial statements

                         Questcor Pharmaceuticals, Inc.
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                                            THREE MONTHS ENDED                YEAR ENDED
                                                               DECEMBER 31,                  DECEMBER 31,
                                                           2003           2002           2003           2002
                                                        -----------    -----------    -----------    -----------
                                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)     (AUDITED)
Revenues:
   Net product sales                                    $     4,470    $     2,934    $    13,655    $    13,819
   Contract research, grant and royalty revenue                  --             50             58            208
   Technology revenue                                           100            200            350            450
   Services revenue from a related party                         --             50             --            200
                                                        -----------    -----------    -----------    -----------
      Total revenues                                          4,570          3,234         14,063         14,677
                                                        -----------    -----------    -----------    -----------
Operating costs and expenses:
   Cost of product sales                                        953            651          3,573          2,822
   Selling, general and administrative                        2,450          2,087         10,400         10,825
   Research and development                                     355            603          2,267          2,295
   Depreciation and amortization                                335            217          1,157          1,138
                                                        -----------    -----------    -----------    -----------
      Total operating costs and expenses                      4,093          3,558         17,397         17,080
                                                        -----------    -----------    -----------    -----------
Income (loss) from operations                                   477           (324)        (3,334)        (2,403)
Non-cash amortization of deemed discount
   on convertible debentures                                   (131)          (110)          (522)          (415)
Interest income (expense), net                                  (72)           (11)          (104)            (8)
Other income (expense), net                                     (16)            20            (91)          (241)
Rental income, net                                               66             70            260            282
                                                        -----------    -----------    -----------    -----------
Net income (loss)                                               324           (355)        (3,791)        (2,785)
Non-cash deemed dividend related to
   beneficial conversion feature of  Series B
   Preferred Stock                                               --             --          1,394             --
Dividends on Series B Preferred Stock                           195             --            762             --
                                                        -----------    -----------    -----------    -----------
Net income (loss) applicable to common stockholders     $       129    $      (355)   $    (5,947)   $    (2,785)
                                                        ===========    ===========    ===========    ===========

Basic and diluted net income (loss) per common share
   applicable to common stockholders                    $      0.00    $     (0.01)   $     (0.14)   $     (0.07)
                                                        ===========    ===========    ===========    ===========

Weighted average shares of common stock
   outstanding - basic and diluted                           44,546         38,673         41,884         38,407
                                                        ===========    ===========    ===========    ===========

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor's definition of EBITDA may not be consistent with that of other companies.

                         Questcor Pharmaceuticals, Inc.
           Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
                                 (In thousands)
                                   (unaudited)

                                                    THREE MONTHS ENDED
                                        -------------------------------------------
                                        DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                            2002           2003            2003
                                        ------------   -------------   ------------
GAAP net income (loss)                  $       (355)  $        (576)  $        324
Adjustments:
  Net interest expense                            11              18             72
  Depreciation and amortization                  217             441            335
  Non-cash amortization of deemed
    discount on convertible debentures           110             130            131
                                        ------------   -------------   ------------
Non-GAAP EBITDA  -
    Positive (Negative)                 $        (17)  $          13   $        862
                                        ============   =============   ============